Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations
and Treasurer
(405) 225-4846

SONIC COMPLETES REFINANCING TRANSACTION

OKLAHOMA CITY (May 20, 2011) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that certain of its subsidiaries have issued $500 million of Series 2011-1 Fixed Rate Senior Secured Notes, Class A-2 (the “Fixed Rate Notes”) in a private securitization transaction. The Fixed Rate Notes will have an expected life of seven years and bear interest at 5.438% per annum, payable monthly.

The same Sonic subsidiaries also entered into a securitized revolving credit facility of $100 million of Series 2011-1 Variable Funding Senior Secured Notes, Class A-1 (the “Variable Funding Notes”). The revolving credit facility allows for the issuance of up to $100 million of Variable Funding Notes. Interest on the Variable Funding Notes will be payable per annum at rates equal to the Commercial Paper rate plus 3.75%. The company borrowed $35 million under the Variable Funding Notes facility at closing. There is a 0.5% annual commitment fee on the unused portion of the Variable Funding Notes facility.

“We are very pleased that we were able to leverage the strength of our brand and business to obtain attractive pricing under this securitized financing facility,” said Clifford Hudson, Chairman and Chief Executive Officer. “This capital structure provides us optimum financial flexibility at a competitive cost. With this facility in place, we are well positioned to continue to grow our brand and execute our business strategies.”

The subsidiaries that issued the Fixed Rate Notes and Variable Funding Notes (collectively the “Notes”) are indirect subsidiaries of Sonic Corp. that hold substantially all of the franchising assets and company-owned drive-in real estate. The servicing and repayment of the Notes is expected to be made solely from the income derived from these subsidiaries’ assets. Neither Sonic Corp. nor any subsidiary of Sonic other than the subsidiaries involved in the securitization guaranteed or is liable in any way for the obligations of the subsidiaries involved in the securitization in connection with the issuance of the Notes. Of the $535 million borrowed, Sonic used approximately $493 million of the net proceeds from the sale of the Notes to repay its existing securitized financing facility. The remaining net proceeds from the Notes will be used to pay prepayment premiums, fees and expenses.

These securities are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or a solicitation of an offer to buy such securities.

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SONC Completes Securitized Financing

May 20, 2011

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements, including the anticipated effective weighted average fixed interest rate on a GAAP basis. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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